Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Quaker Chemical Corporation of our report dated February 23, 2023, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in reportable segments discussed in Note 1, as to which the date is August 3, 2023, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Quaker Chemical Corporation’s Current Report on Form 8-K dated August 3, 2023. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
August 3, 2023